Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Fastenal Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of Fastenal Company and subsidiaries of our report dated February 9, 2011, with respect to the consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Fastenal Company.

/s/ KPMG LLP

Minneapolis, Minnesota

August 19, 2011